File No. 33-08214

811-04813

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 [X]

 Pre-Effective Amendment No.  [__]

 Post-Effective Amendment No. 166  [X]

and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 [X]

 Amendment No. 166  [X]

(Check appropriate box or boxes.)

Dreyfus Investment Funds

(Exact Name of Registrant as Specified in Charter)

c/o The Dreyfus Corporation

200 Park Avenue, New York, New York 10166

(Address of Principal Executive Offices) (Zip Code)

 Registrant's Telephone Number, including Area Code: (212) 922-6000

John Pak, Esq.

200 Park Avenue

New York, New York 10166

(Name and Address of Agent for Service)

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

Explanatory Note

This Post-Effective Amendment consists of the following:

1. Facing Sheet of the Registration Statement.

2. Part C to the Registration Statement (including signature page).

3. Exhibit (a)(3) to Item 28 to the Registration Statement.

4. Exhibit (n) to Item 28 to the Registration Statement.

This Post-Effective Amendment is being filed solely to file a Certificate of Designation as Exhibit (a)(3) and a revised Rule 18f-3 Plan as Exhibit (n) to Item 28 to this Registration Statement on Form N-1A.

With respect to Dreyfus/The Boston Company Emerging Markets Core Equity Fund and Dreyfus/The Boston Company Small Cap Value Fund, Part A of Post-Effective Amendment No. 158 to the

Registration Statement on Form N-1A was filed on January 28, 2013 pursuant to Rule 485(b) under the Securities Act of 1933, as amended, and is incorporated by reference herein;

With respect to Dreyfus/Newton International Equity Fund, Dreyfus/The Boston Company Small Cap Growth Fund, Dreyfus/The Boston Company Small/Mid Cap Growth Fund, Dreyfus/Standish Global Fixed Income Fund and Dreyfus/Standish Intermediate Tax Exempt Bond Fund, Part A of Post-Effective Amendment No. 162 to the Registration Statement on Form N-1A was filed on June 26, 2013 pursuant to Rule 485(b) under the Securities Act of 1933, as amended, and is incorporated by reference herein; and

The Statement of Additional Information for the Registrant was filed on November 5, 2013 pursuant to Rule 497(e) under the Securities Act of 1933, as amended, and is incorporated by reference herein.

PART C

OTHER INFORMATION

Item 28. Exhibits.

(a)(1) Amended and Restated Agreement and Declaration of Trust dated October 27, 2011 is incorporated by reference to Exhibit (i)(4) of Post-Effective Amendment No. 153 to the Registration Statement on Form N-1A, filed on January 27, 2012.

(a)(2) Certificate of Designation is incorporated by reference to Exhibit (a)(2) of Post-Effective Amendment No. 158 to the Registration Statement on Form N-1A, filed on January 28, 2013.

(a)(3) Certificate of Designation for Class Y Shares of Dreyfus/Newton International Equity Fund, Dreyfus/Standish Global Fixed Income Fund, Dreyfus/Standish Intermediate Tax-Exempt Bond Fund, Dreyfus/The Boston Company Small/Mid Cap Growth Fund and Dreyfus/The Boston Company Small Cap Growth Fund is filed herewith.

(b)(1) Amended and Restated By-Laws dated July 1, 2011 is incorporated by reference to Exhibit b(1) of Post-Effective Amendment No. 152 to the Registration Statement on Form N-1A, filed on August 15, 2011.

(c) Not applicable.

(d)(1) Investment Advisory Agreement between the Registrant, on behalf of Dreyfus/Standish Intermediate Tax Exempt Bond Fund, and The Dreyfus Corporation is incorporated by reference to Exhibit D (7) of Post-Effective Amendment No. 135 to the Registration Statement on Form N-1A, filed on February 24, 2009.

(d)(2) Investment Advisory Agreement between the Registrant, on behalf of Dreyfus/Standish International Fixed Income Fund, and The Dreyfus Corporation is incorporated by reference to Exhibit D (9) of Post-Effective Amendment No. 135 to the Registration Statement on Form N-1A, filed on February 24, 2009.

(d)(3) Investment Advisory Agreement between the Registrant, on behalf of Dreyfus/The Boston Company Small/Mid Cap Growth Fund, and The Dreyfus Corporation is incorporated by reference to Exhibit D (19) of Post-Effective Amendment No. 135 to the Registration Statement on Form N-1A, filed on February 24, 2009.

(d)(4) Investment Advisory Agreement between the Registrant, on behalf of Dreyfus/The Boston Company Small Cap Tax-Sensitive Equity Fund, and The Dreyfus Corporation is incorporated by reference to Exhibit D (21) of Post-Effective Amendment No. 135 to the Registration Statement on Form N-1A, filed on February 24, 2009.

(d)(5) Investment Advisory Agreement between the Registrant, on behalf of Dreyfus/Newton International Equity Fund, and The Dreyfus Corporation is incorporated by reference to Exhibit D (27) of Post-Effective Amendment No. 133 to the Registration Statement on Form N-1A, filed on January 30, 2009.

(d)(6) Investment Advisory Agreement between the Registrant, on behalf of Dreyfus/The Boston Company Emerging Markets Core Equity Fund, and The Dreyfus Corporation is incorporated by reference to Exhibit D (29) of Post-Effective Amendment No. 135 to the Registration Statement on Form N-1A, filed on February 24, 2009.

(d)(7) Investment Advisory Agreement between the Registrant, on behalf of Dreyfus/The Boston Company International Core Equity Fund, and The Dreyfus Corporation is incorporated by reference to Exhibit D (32) of Post-Effective Amendment No. 135 to the Registration Statement on Form N-1A, filed on February 24, 2009.

(d)(8) Investment Advisory Agreement between the Registrant, on behalf of Dreyfus/The Boston Company Large Cap Core Fund, and The Dreyfus Corporation is incorporated by reference to Exhibit D (34) of Post-Effective Amendment No. 135 to the Registration Statement on Form N-1A, filed on February 24, 2009.

(d)(9) Investment Advisory Agreement between the Registrant, on behalf of Dreyfus/The Boston Company Small Cap Growth Fund, and The Dreyfus Corporation is incorporated by reference to Exhibit D (35) of Post-Effective Amendment No. 135 to the Registration Statement on Form N-1A, filed on February 24, 2009.

(d)(10) Investment Advisory Agreement between the Registrant, on behalf of Dreyfus/The Boston Company Small Cap Value Fund, and The Dreyfus Corporation is incorporated by reference to Exhibit D (36) of Post- Effective Amendment No. 135 to the Registration Statement on Form N-1A, filed on February 24, 2009.

(d)(11) Investment Advisory Agreement between the Registrant, on behalf of Dreyfus/Standish Fixed Income Fund, and The Dreyfus Corporation is incorporated by reference to Exhibit D (37) of Post-Effective Amendment No. 135 to the Registration Statement on Form N-1A, filed on February 24, 2009.

(d)(12) Investment Advisory Agreement between the Registrant, on behalf of Dreyfus/Standish Global Fixed Income Fund, and The Dreyfus Corporation is incorporated by reference to Exhibit (d) of Post-Effective Amendment No. 140 to the Registration Statement on Form N-1A, filed on September 30, 2009.

(d)(13) Sub-Investment Advisory Agreement between The Dreyfus Corporation and Newton Capital Management Limited relating to Dreyfus/Newton International Equity Fund is incorporated by reference to Exhibit (d)(39) of Post-Effective Amendment No. 133 to the Registration Statement on Form N-1A, filed on January 30, 2009.

(e)(1) Amended and Restated Distribution Agreement dated October 1, 2010 is incorporated by reference to Exhibit (e) of Post-Effective Amendment No. 147 to the Registration Statement on Form N-1A, filed on January 28, 2011.

(e)(2) Amended Exhibit A (revised as of June 18, 2013) to Amended and Restated Distribution Agreement dated October 1, 2010 (relating to Dreyfus/Newton International Equity Fund, Dreyfus/Standish Global Fixed Income Fund, Dreyfus/Standish Intermediate Tax Exempt Bond Fund, Dreyfus/The Boston Company Emerging Markets Core Equity Fund, Dreyfus/The Boston Company Small/Mid Cap Growth Fund, Dreyfus/The Boston Company Small Cap Growth Fund and Dreyfus/The Boston Company Small Cap Value Fund is incorporated by reference to exhibit (e) of Post-Effective Amendment No. 162 to the Registration Statement on Form N1-A, filed on June 26, 2013.

(f) Not applicable.

(g) Custody Agreement between the Registrant and The Bank of New York Mellon, dated January 1, 2011 (effective as of May 1, 2011) is incorporated by reference to Exhibit (g) of Post-Effective Amendment No. 149 to the Registration Statement on Form N-1A, filed on April 28, 2011.

(h)(1) Transfer Agency Agreement between the Registrant and Dreyfus Transfer, Inc., dated May 29, 2012 is incorporated by reference to Exhibit (h)(1) of Post-Effective Amendment No. 158 to the Registration Statement on Form N-1A, filed on January 28, 2013.

(h)(2) Fund Accounting and Administrative Services Agreement between the Registrant and The Dreyfus Corporation, dated May 1, 2011 is incorporated by reference to Exhibit (h)(2)of Post-Effective Amendment No. 149 to the Registration Statement on Form N-1A, filed on April 28, 2011.

(h)(3) Shareholder Services Plan, dated December 20, 2007, amended October 29, 2009, and revised October 25, 2012 for Dreyfus/The Boston Company Emerging Markets Core Equity Fund, Dreyfus/The Boston Company Large Cap Core Fund, Dreyfus/The Boston Company Small Cap Value Fund, Dreyfus/The Boston Company Small/Mid Cap Growth Fund, Dreyfus/Newton International Equity Fund, Dreyfus/Standish Intermediate Tax Exempt Bond Fund and Dreyfus/Standish Global Fixed Income Fund is incorporated by reference to Exhibit (h)(3) of Post-Effective Amendment No. 158 to the Registration Statement on Form N-1A, filed on January 28, 2013.

(i)(1) Opinion and Consent of Counsel for the Registrant is incorporated by reference to Exhibit i of Post-Effective Amendment No. 88 to the Registration Statement on Form N-1A, filed on November 3, 1997.

(i)(2) Consent of Counsel for the Registrant is incorporated by reference to Exhibit (i)(2) of Post-Effective Amendment No. 137 to the Registration Statement on Form N-1A, filed on April 30, 2009.

(i)(3) Opinion and consent of Registrant's counsel (relating to Dreyfus/Standish Global Fixed Income Fund) is incorporated by reference to Exhibit (i)(3) of Post-Effective Amendment No. 160 to the Registration Statement on Form N-1A, filed on April 26, 2013.

(i)(4) Opinion and consent of Registrant's counsel (relating to Dreyfus/The Boston Company Emerging Markets Core Equity Fund, Dreyfus/The Boston Company Large Cap Core Fund, Dreyfus/The Boston Company Small Cap Growth Fund, Dreyfus/The Boston Company Small Tax-Sensitive Equity Fund, Dreyfus/The Boston Company Small Cap Value Fund, Dreyfus/The Boston Company Small/Mid Cap Growth Fund, Dreyfus/Newton International Equity Fund and Dreyfus/Standish Intermediate Tax Exempt Bond Fund) is incorporated by reference to Exhibit (i)(4) of Post-Effective Amendment No. 153 to the Registration Statement on Form N-1A, filed on January 27, 2012.

(i)(5) Opinion and consent of Registrant's counsel (relating to Dreyfus/The Boston Company Emerging Markets Core Equity Fund, Dreyfus/The Boston Company Small Cap Growth Fund, Dreyfus/The Boston Company Small Cap Value Fund, Dreyfus/The Boston Company Small/Mid Cap Growth Fund, Dreyfus/Newton International Equity Fund and Dreyfus/Standish Intermediate Tax Exempt Bond Fund) is incorporated by reference to Exhibit (i)(5) of Post-Effective Amendment No. 158 to the Registration Statement on Form N-1A, filed on January 28, 2013.

(i)(6) Opinion and consent of Registrant's counsel (relating to Dreyfus/The Boston Company Small Cap Growth Fund, Dreyfus/The Boston Company Small/Mid Cap Growth Fund, Dreyfus/Newton International Equity Fund, Dreyfus/Standish Global Fixed Income Fund and Dreyfus Tax Sensitive Total Return Bond Fund) is incorporated by reference to Exhibit (i)(6) of Post-Effective Amendment No. 162 to the Registration Statement on Form N-1A, filed on June 26, 2013.

(j) Consent of Independent Registered Public Accounting Firm is incorporated by reference to Exhibit (j) of Post-Effective Amendment No. 162 to the Registration Statement on Form N-1A, filed on June 26, 2013.

(k) None.

(l) Not applicable.

(m) Distribution Plan, dated December 20, 2007 and amended October 29, 2009, Dreyfus/The Boston Company Emerging Markets Core Equity Fund, Dreyfus/The Boston Company Large Cap Core Fund, Dreyfus/The Boston Company Small/Mid Growth Fund, Dreyfus/Newton International Equity Fund and Dreyfus/Standish Global Fixed Income Fund is incorporated by reference to Exhibit M(1) of Post-Effective Amendment No. 141 to the Registration Statement on Form N-1A, filed on November 23, 2009.

(n) Rule 18f-3 Plan, amended as of July 1, 2013, revised as of January 1, 2014 for Dreyfus/Newton International Equity Fund, Dreyfus/The Boston Company Emerging Markets Core Equity Fund, Dreyfus/The Boston Company Small Cap Growth Fund, Dreyfus/The Boston Company Small/Mid Cap Growth Fund, Dreyfus/The Boston Company Small Cap Value Fund, Dreyfus/Standish Intermediate Tax Exempt Bond Fund and Dreyfus/Standish Global Fixed Income Fund is filed herewith.

(p)(1) Revised Code of Ethics adopted by the Registrant, dated May 29, 2012 is incorporated by reference to Exhibit (p)(1) of Post-Effective Amendment No. 158 to the Registration Statement on Form N-1A, filed on January 28, 2013.

(p)(2) Code of Ethics adopted by the non-management Board members of the Dreyfus Family of Funds, which became effective March 31, 2010, is incorporated by reference to Exhibit (r) of Post-Effective Amendment No. 144 to the Registration Statement on Form N-1A, filed on February 26, 2010.

 Other Exhibits

(1) Power of Attorney of Bradley J. Skapyak, James Windels and Trustees, dated October 25, 2012 is incorporated by reference to Exhibit (1) of Post-Effective Amendment No. 158 to the Registration Statement on Form N-1A, filed on January 28, 2013.

Item 29. Persons Controlled by or Under Common Control with Registrant

Not Applicable.

Item 30. Indemnification

Under the Registrant's Agreement and Declaration of Trust, as amended, any past or present Trustee or officer of the Registrant is indemnified to the fullest extent permitted by law against liability and all expenses reasonably incurred by him in connection with any action, suit or proceeding to which he may be a party or is otherwise involved by reason of his being or having been a Trustee or officer of the Registrant. The Agreement and Declaration of Trust of the Registrant does not authorize indemnification where it is determined, in the manner specified in the Declaration, that such Trustee or officer has not acted in good faith in the reasonable belief that his actions were in the best interest of the Registrant. Moreover, the Declaration does not authorize indemnification where such Trustee or officer is liable to the Registrant or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of his or her duties.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by any such Trustee, officer or controlling person against the Registrant in connection with the securities being registered, and the Commission is still of the same opinion, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 31. (a) Business and Other Connections of Investment Adviser

The Dreyfus Corporation ("Dreyfus") and subsidiary companies comprise a financial service organization whose business consists primarily of providing investment management services as the investment adviser, manager and distributor for sponsored investment companies registered under the Investment Company Act of 1940 and as an investment adviser to institutional and individual accounts. Dreyfus also serves as sub-investment adviser to and/or administrator of other investment companies. MBSC Securities Corporation, a wholly-owned subsidiary of Dreyfus, serves primarily as a registered broker-dealer of shares of investment companies sponsored by Dreyfus and of other investment companies for which Dreyfus acts as an investment adviser, sub-investment adviser or administrator.

 (b) Business and Other Connections of Sub-Investment Adviser

With respect to Dreyfus/The Boston Company Emerging Markets Core Equity Fund, Dreyfus/The Boston Company Small Cap Growth Fund, Dreyfus/The Boston Company Small Cap Value Fund and Dreyfus/The Boston Company Small/Mid Cap Growth Fund, Registrant is fulfilling the requirement of this Item 31 to provide a list of the officers and directors of The Boston Company Asset Management, LLC ("TBCAM"), together with information as to any other business, profession, vocation or employment of a substantial nature engaged in by TBCAM or that firm's officers and directors during the past two years, by incorporating by reference the information contained in the Form ADV filed with the SEC pursuant to the Investment Advisers Act of 1940 by TBCAM (SEC File No. 801-6829)

With respect to Dreyfus/Newton International Equity Fund, Registrant is fulfilling the requirement of this Item 31 to provide a list of the officers and directors of Newton Capital Management Limited ("Newton"), together with information as to any other business, profession, vocation or employment of a substantial nature engaged in by Newton or that firm's officers and directors during the past two years, by incorporating by reference the information contained in the Form ADV filed with the SEC pursuant to the Investment Advisers Act of 1940 by Newton (SEC File No. 801-42114).

With respect to Dreyfus/Standish Global Fixed Income Fund and Dreyfus/Standish Intermediate Tax Exempt Bond Fund, Registrant is fulfilling the requirement of this Item 31 to provide a list of the officers and directors of Standish Mellon Asset Management Company LLC ("Standish"), together with information as to any other business, profession, vocation or employment of a substantial nature engaged in by Standish or that firm's officers and directors during the past two years, by incorporating by reference the information contained in the Form ADV filed with the SEC pursuant to the Investment Advisers Act of 1940 by Standish (SEC File No. 801-60527).

Item 31. Business and Other Connections of Investment Adviser (continued)
  Officers and Directors of Investment Adviser

Name and Position With Dreyfus	Other Businesses	Position Held	Dates

J. Charles Cardona President and Director	MBSC Securities Corporation++	Director Executive Vice President	6/07 – Present 6/07 - Present

	BNY Mellon Liquidity Funds plc+	Director	4/06 - Present

Diane P. Durnin Vice Chair and Director	None

Robert G. Capone Director	MBSC Securities Corporation++	Executive Vice President Director	4/07 - Present 4/07 - Present
	The Bank of New York Mellon*****	Vice President	2/06 - Present

Mitchell E. Harris Director	Standish Mellon Asset Management Company LLC Mellon Financial Center 201 Washington Street Boston, MA 02108-4408	Chairman Chief Executive Officer Member, Board of Managers	2/05 – Present 8/04 – Present 10/04 - Present

	Alcentra NY, LLC++	Manager	1/08 - Present

	Alcentra US, Inc. ++	Director	1/08 - Present

	Alcentra, Inc. ++	Director	1/08 - Present

	BNY Alcentra Group Holdings, Inc. ++	Director	10/07 - Present

	Pareto New York LLC++	Manager	11/07 - Present

	Standish Ventures LLC Mellon Financial Center 201 Washington Street Boston, MA 02108-4408	President Manager	12/05 - Present 12/05 - Present

	Palomar Management London, England	Director	12/97 - Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	Palomar Management Holdings Limited London, England	Director	12/97 - Present

	Pareto Investment Management Limited London, England	Director	9/04 - Present

Andrew Provencher Director	MBSC Securities Corporation++	Executive Vice President Director	7/13 - Present 7/13 - Present

	Gold Bullion International New York, NY	Director of Business Development	11/11 - 6/13

Bradley J. Skapyak Chief Operating Officer and Director	MBSC Securities Corporation++	Executive Vice President	6/07 - Present
	The Bank of New York Mellon****	Senior Vice President	4/07 - Present

	The Dreyfus Family of Funds++	President	1/10 - Present

	Dreyfus Transfer, Inc. ++	Chairman Director Senior Vice President	5/11 - Present 5/10 - Present 5/10 - 5/11

Cynthia Fryer Steer Director	None

Patrice M. Kozlowski Senior Vice President – Corporate Communications	None

Gary Pierce Controller	The Bank of New York Mellon *****	Vice President	7/08 - Present

	BNY Mellon, National Association +	Vice President	7/08 - Present

	Laurel Capital Advisors, LLP+	Chief Financial Officer	5/07 - Present

	MBSC Securities Corporation++	Director Chief Financial Officer	6/07 – Present 6/07 - Present

	Dreyfus Consumer Credit Corporation ++	Treasurer	7/05 - 8/10

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	Dreyfus Transfer, Inc. ++	Chief Financial Officer Treasurer	7/05 - Present 5/11- Present

	Dreyfus Service Organization, Inc.++	Treasurer	7/05 – Present

	Seven Six Seven Agency, Inc. ++	Treasurer	4/99 - Present

Joseph W. Connolly Chief Compliance Officer	The Dreyfus Family of Funds++	Chief Compliance Officer	10/04 - Present
	Laurel Capital Advisors, LLP+	Chief Compliance Officer	4/05 - Present
	BNY Mellon Funds Trust++	Chief Compliance Officer	10/04 - Present
	MBSC Securities Corporation++	Chief Compliance Officer	6/07 – Present

Christopher O'Connor Chief Administrative Officer	MBSC Securities Corporation++	Executive Vice President Senior Vice President	12/11 – Present 5/06 – 12/11

John Pak Chief Legal Officer	Deutsche Bank 60 Wall Street New York, NY 10005	Managing Director	3/05 - 7/12

	Deutsche Investment Management Americas, Inc. 345 Park Avenue New York, NY 10154	Chief Legal Officer	3/05 - 7/12

Gary E. Abbs Vice President – Tax	The Bank of New York Mellon+	First Vice President and Manager of Tax Compliance	12/96 - Present
	Dreyfus Service Organization++	Vice President – Tax	1/09 - Present

	Dreyfus Consumer Credit Corporation++	Chairman President	1/09 – 8/10 1/09 – 8/10

	MBSC Securities Corporation++	Vice President – Tax	1/09 - Present

Jill Gill Vice President – Human Resources	MBSC Securities Corporation++	Vice President	6/07 – Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	The Bank of New York Mellon *****	Vice President	7/08 – Present

	BNY Mellon, National Association +	Vice President	7/08 - Present

Tracy A. Hopkins Vice President - Cash Strategies	MBSC Securities Corporation++	Senior Vice President	2/08 - Present

Joanne S. Huber Vice President – Tax	The Bank of New York Mellon+	State & Local Compliance Manager	7/07 - Present

	Dreyfus Service Organization++	Vice President – Tax	1/09 – Present

	MBSC Securities Corporation++	Vice President – Tax	1/09 – Present

Anthony Mayo Vice President – Information Systems	None

John E. Lane Vice President	A P Colorado, Inc. +	Vice President – Real Estate and Leases	8/07 - Present
	A P East, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	A P Management, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	A P Properties, Inc. +	Vice President – Real Estate and Leases	8/07 - Present
	Allomon Corporation+	Vice President– Real Estate and Leases	8/07 - Present
	AP Residential Realty, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	AP Wheels, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	BNY Mellon, National Association +	Vice President – Real Estate and Leases	7/08 - Present
	Citmelex Corporation+	Vice President– Real Estate and Leases	8/07 - Present
	Eagle Investment Systems LLC 65 LaSalle Road West Hartford, CT 06107	Vice President– Real Estate and Leases	8/07 - Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	East Properties Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	FSFC, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	Holiday Properties, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	MBC Investments Corporation+	Vice President– Real Estate and Leases	8/07 - Present
	MBSC Securities Corporation++	Vice President– Real Estate and Leases	8/07 - Present
	MELDEL Leasing Corporation Number 2, Inc. +	Vice President– Real Estate and Leases	7/07 - Present
	Mellon Bank Community Development Corporation+	Vice President– Real Estate and Leases	11/07 - Present
	Mellon Capital Management Corporation+	Vice President– Real Estate and Leases	8/07 - Present
	Mellon Financial Services Corporation #1+	Vice President– Real Estate and Leases	8/07 - Present
	Mellon Financial Services Corporation #4+	Vice President – Real Estate and Leases	7/07 - Present
	Mellon Funding Corporation+	Vice President– Real Estate and Leases	12/07 - Present
	Mellon Holdings, LLC+	Vice President– Real Estate and Leases	12/07 - Present
	Mellon International Leasing Company+	Vice President– Real Estate and Leases	7/07 - Present
	Mellon Leasing Corporation+	Vice President– Real Estate and Leases	7/07 - Present
	Mellon Ventures, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	Melnamor Corporation+	Vice President– Real Estate and Leases	8/07 - Present
	MFS Leasing Corp. +	Vice President– Real Estate and Leases	7/07 - Present
	MMIP, LLC+	Vice President– Real Estate and Leases	8/07 - Present
	Pareto New York LLC++	Vice President– Real Estate and Leases	10/07 - Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	Pontus, Inc. +	Vice President– Real Estate and Leases	7/07 - Present
	Promenade, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	RECR, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	Technology Services Group, Inc.*****	Senior Vice President	6/06 - Present

	Tennesee Processing Center LLC*****	Managing Director	5/08 - Present

	Texas AP, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	The Bank of New York Mellon*****	Vice President – Real Estate and Leases	7/08 - Present
	The Bank of New York Mellon Corporation*****	Executive Vice President	8/07 - Present

	Trilem, Inc. +	Vice President– Real Estate and Leases	8/07 - Present

Kathleen Geis Vice President	BNY Mellon, National Association+	Managing Director	7/09 - Present
	BNY Mellon Distributors Holdings, Inc. +	Vice President - Real Estate	7/11 - Present
	BNY Mellon Investment Servicing (US) Inc. +	Vice President - Real Estate	7/11 - Present
	BNY Mellon Performance & Risk Analytics, LLC+	Vice President - Real Estate	7/11 - Present
	BNY Mellon Trust Company of Illinois+	Vice President - Real Estate	7/11 - Present
	BNY Mellon Trust of Delaware+	Vice President - Real Estate	7/11 - Present
	Eagle Investment Systems LLC+	Vice President - Real Estate	7/11 - Present
	Ivy Asset Management LLC+	Vice President - Real Estate	7/11 - Present
	Mellon Capital Management Corporation***	Vice President - Real Estate	7/11 - Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	Mellon Financial Services Corporation #1+	Vice President - Real Estate	7/11 - Present
	Mellon Holdings LLC+	Vice President - Real Estate	7/11 - Present
	Mellon Investor Services LLC+	Vice President - Real Estate	7/11 - Present
	Pareto New York LLC*****	Vice President - Real Estate	7/11 - Present
	SourceNet Solutions, Inc. +	Vice President - Real Estate	7/11 - Present
	Technology Services Group, Inc. +	Vice President - Real Estate	7/11 - Present
	Tennessee Processing Center LLC+	Vice President - Real Estate	7/11 - Present
	The Bank of New York Mellon Trust Company, National Association+	Vice President - Real Estate	7/11 - Present
	Alcentra US, Inc. ++	Vice President - Real Estate	7/11 - Present
	BNY Mellon Capital Markets LLC++	Vice President - Real Estate	7/11 - Present
	Pershing LLC*****	Vice President - Real Estate	7/11 - Present
	The Bank of New York Mellon+	Managing Director	7/09 - Present
	MBNA Institutional PA Services, LLC+	Managing Director	7/09 – Present

Dean M. Steigauf Vice President	BNY Mellon, National Association+	Vice President	7/09 - Present
	BNY Mellon Distributors Holdings, Inc. +	Vice President - Real Estate	7/11 - Present
	BNY Mellon Investment Servicing (US) Inc. +	Vice President - Real Estate	7/11 - Present
	BNY Mellon Performance & Risk Analytics, LLC+	Vice President - Real Estate	7/11 - Present
	BNY Mellon Trust Company of Illinois+	Vice President - Real Estate	7/11 - Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	BNY Mellon Trust of Delaware+	Vice President - Real Estate	7/11 - Present
	Eagle Investment Systems LLC+	Vice President - Real Estate	7/11 - Present
	Ivy Asset Management LLC+	Vice President - Real Estate	7/11 - Present
	Mellon Capital Management Corporation***	Vice President - Real Estate	7/11 - Present
	Mellon Financial Services Corporation #1+	Vice President - Real Estate	7/11 - Present
	Mellon Holdings LLC+	Vice President - Real Estate	7/11 - Present
	Mellon Investor Services LLC+	Vice President - Real Estate	7/11 - Present
	Pareto New York LLC*****	Vice President - Real Estate	7/11 - Present
	SourceNet Solutions, Inc. +	Vice President - Real Estate	7/11 - Present
	Technology Services Group, Inc. +	Vice President - Real Estate	7/11 - Present
	Tennessee Processing Center LLC+	Vice President - Real Estate	7/11 - Present
	The Bank of New York Mellon Trust Company, National Association+	Vice President - Real Estate	7/11 - Present
	Alcentra US, Inc. ++	Vice President - Real Estate	7/11 - Present
	BNY Mellon Capital Markets LLC++	Vice President - Real Estate	7/11 - Present
	Pershing LLC*****	Vice President - Real Estate	7/11 - Present
	The Bank of New York Mellon+	Vice President	12/02 - Present

James Bitetto Secretary	The Dreyfus Family of Funds++	Vice President and Assistant Secretary	8/05 - Present

	MBSC Securities Corporation++	Assistant Secretary	6/07 - Present

	Dreyfus Service Organization, Inc.++	Secretary	8/05 - Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	The Dreyfus Consumer Credit Corporation++	Vice President	2/02 - 8/10

	Founders Asset Management LLC****	Assistant Secretary	3/09 - 12/09

*	The address of the business so indicated is One Boston Place, Boston, Massachusetts, 02108.
**	The address of the business so indicated is One Bush Street, Suite 450, San Francisco, California 94104.
***	The address of the business so indicated is 50 Fremont Street, Suite 3900, San Francisco, California 94105.
****	The address of the business so indicated is 210 University Blvd., Suite 800, Denver, Colorado 80206.
*****	The address of the business so indicated is One Wall Street, New York, New York 10286.
+	The address of the business so indicated is One Mellon Bank Center, Pittsburgh, Pennsylvania 15258.
++	The address of the business so indicated is 200 Park Avenue, New York, New York 10166.
+++	The address of the business so indicated is 144 Glenn Curtiss Boulevard, Uniondale, New York 11556-0144.
++++	The address of the business so indicated is White Clay Center, Route 273, Newark, Delaware 19711.
+++++	The address of the business so indicated is 4005 Kennett Pike, Greenville, DE 19804.

Item 32. Principal Underwriters

(a) Other investment companies for which Registrant's principal underwriter (exclusive distributor) acts as principal underwriter or exclusive distributor:
1.	Advantage Funds, Inc.
2.	BNY Mellon Funds Trust
3.	CitizensSelect Funds
4.	Dreyfus Appreciation Fund, Inc.
5.	Dreyfus BASIC Money Market Fund, Inc.
6.	Dreyfus Bond Funds, Inc.
7.	Dreyfus Cash Management
8.	Dreyfus Funds, Inc.
9.	The Dreyfus Fund Incorporated
10.	Dreyfus Government Cash Management Funds
11.	Dreyfus Growth and Income Fund, Inc.
12.	Dreyfus Index Funds, Inc.
13.	Dreyfus Institutional Cash Advantage Funds

14.	Dreyfus Institutional Preferred Money Market Funds
15.	Dreyfus Institutional Reserves Funds
16.	Dreyfus Intermediate Municipal Bond Fund, Inc.
17.	Dreyfus International Funds, Inc.
18.	Dreyfus Investment Funds
19.	Dreyfus Investment Grade Funds, Inc.
20.	Dreyfus Investment Portfolios
21.	The Dreyfus/Laurel Funds, Inc.
22.	The Dreyfus/Laurel Funds Trust
23.	The Dreyfus/Laurel Tax-Free Municipal Funds
24.	Dreyfus Liquid Assets, Inc.
25.	Dreyfus Manager Funds I
26.	Dreyfus Manager Funds II
27.	Dreyfus Midcap Index Fund, Inc.
28.	Dreyfus Municipal Bond Opportunity Fund
29.	Dreyfus Municipal Cash Management Plus
30.	Dreyfus Municipal Funds, Inc.
31.	Dreyfus Municipal Money Market Fund, Inc.
32.	Dreyfus New Jersey Municipal Bond Fund, Inc.
33.	Dreyfus New Jersey Municipal Money Market Fund, Inc.
34.	Dreyfus New York AMT-Free Municipal Bond Fund
35.	Dreyfus New York AMT-Free Municipal Money Market Fund
36.	Dreyfus New York Municipal Cash Management
37.	Dreyfus New York Tax Exempt Bond Fund, Inc.
38.	Dreyfus Opportunity Funds
39.	Dreyfus Premier California AMT-Free Municipal Bond Fund, Inc.
40.	Dreyfus Premier GNMA Fund, Inc.
41.	Dreyfus Premier Investment Funds, Inc.
42.	Dreyfus Premier Short-Intermediate Municipal Bond Fund
43.	Dreyfus Premier Worldwide Growth Fund, Inc.
44.	Dreyfus Research Growth Fund, Inc.
45.	Dreyfus State Municipal Bond Funds
46.	Dreyfus Stock Funds
47.	Dreyfus Short-Intermediate Government Fund

48.	The Dreyfus Socially Responsible Growth Fund, Inc.
49.	Dreyfus Stock Index Fund, Inc.
50.	Dreyfus Tax Exempt Cash Management Funds
51.	The Dreyfus Third Century Fund, Inc.
52.	Dreyfus Treasury & Agency Cash Management
53.	Dreyfus Treasury Prime Cash Management
54.	Dreyfus U.S. Treasury Intermediate Term Fund
55.	Dreyfus U.S. Treasury Long Term Fund
56.	Dreyfus 100% U.S. Treasury Money Market Fund
57.	Dreyfus Variable Investment Fund
58.	Dreyfus Worldwide Dollar Money Market Fund, Inc.
59.	General California Municipal Money Market Fund
60.	General Government Securities Money Market Funds, Inc.
61.	General Money Market Fund, Inc.
62.	General Municipal Money Market Funds, Inc.
63.	General New York Municipal Money Market Fund
64.	Strategic Funds, Inc.

(b)

Name and principal Business address	Positions and offices with the Distributor	Positions and Offices with Registrant
Kenneth Bradle**	Chief Executive Officer, President and Director	None
Robert G. Capone****	Executive Vice President and Director	None
J. Charles Cardona*	Chairman of the Board	Executive Vice President (Money Market Funds Only)
Sue Ann Cormack**	Executive Vice President	None
John M. Donaghey***	Executive Vice President and Director	None
Mark A. Keleher*****	Executive Vice President	None
James D. Kohley***	Executive Vice President	None
William H. Maresca**	Executive Vice President and Director	None
Timothy M. McCormick*	Executive Vice President	None
David K. Mossman***	Executive Vice President	None
Christopher D. O'Connor*	Executive Vice President and Director	None
Irene Papadoulis**	Executive Vice President	None

(b)

Name and principal Business address	Positions and offices with the Distributor	Positions and Offices with Registrant
Matthew Perrone**	Executive Vice President	None
Bradley J. Skapyak*	Executive Vice President	President
Bill E. Sappington*	Executive Vice President and Director	None
Gary Pierce*	Chief Financial Officer and Director	None
Tracy Hopkins*	Senior Vice President	None
Mercedes Katz**	Senior Vice President	None
Mary T. Lomasney****	Senior Vice President	None
Barbara A. McCann****	Senior Vice President	None
James D. Muir*	Chief Legal Officer and Secretary	None
Joseph W. Connolly*	Chief Compliance Officer (Investment Advisory Business)	Chief Compliance Officer
Stephen Storen*	Chief Compliance Officer	Anti-Money Laundering Compliance Officer
Matthew D. Connolly*	Vice President and Anti-Money Laundering Officer	None
Maria Georgopoulos*	Vice President – Facilities Management	None
Stewart Rosen*	Vice President – Facilities Management	None
Karin L. Waldmann*	Privacy Officer	None
Gary E. Abbs***	Vice President – Tax	None
Timothy I. Barrett**	Vice President	None
Gina DiChiara*	Vice President	None
Jill Gill*	Vice President	None
Joanne S. Huber***	Vice President – Tax	None
John E. Lane******	Vice President	None
Kathleen Geis******	Vice President	None
Dean M. Steigauf******	Vice President	None
Donna M. Impagliazzo**	Vice President – Compliance	None
Carla R. Wanzer*	Vice President – Compliance	None
Anthony Nunez*	Vice President – Finance	None
Claudine Orloski***	Vice President – Tax	None
William Schalda*	Vice President	None
John Shea*	Vice President – Finance	None
Christopher A. Stallone**	Vice President	None

(b)

Name and principal Business address	Positions and offices with the Distributor	Positions and Offices with Registrant
Susan Verbil*	Vice President – Finance	None
William Verity*	Vice President – Finance	None
James Windels******	Vice President	Treasurer
James Bitetto*	Assistant Secretary	Vice President and Assistant Secretary
Mary Lou Olinski***	Assistant Secretary	None
Barbara J. Parrish***	Assistant Secretary	None
Cristina Rice***	Assistant Secretary	None
Victor R. Siclari***	Assistant Secretary	None

*	Principal business address is 200 Park Avenue, New York, NY 10166.
**	Principal business address is 144 Glenn Curtiss Blvd., Uniondale, NY 11556-0144.
***	Principal business address is One Mellon Bank Center, Pittsburgh, PA 15258.
****	Principal business address is One Boston Place, Boston, MA 02108.
*****	Principal business address is 50 Fremont Street, Suite 3900, San Francisco, CA 94105.
******	Principal business address is 101 Barclay Street, New York 10286.
*******	Principal business address is 2 Hanson Place, Brooklyn, New York 11217

Item 33. Location of Accounts and Records

1. The Bank of New York Mellon
        One Wall Street
        New York, New York 10286

2. The Bank of New York Mellon
        One Mellon Bank Center
        Pittsburgh, Pennsylvania 15258

3. BNY Mellon Investment Servicing (US), Inc.
        4400 Computer Drive
        Westborough, MA 01581

4. The Dreyfus Corporation
        200 Park Avenue
        New York, New York 10166

5. The Dreyfus Corporation
        2 Hanson Place
        Brooklyn, New York 11217

Item 34. Management Services

  Not Applicable

Item 35. Undertakings

  None

SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant certifies that it meets all of the requirements for effectiveness of this Amendment to the Registration Statement pursuant to Rule 485(b) under the Securities Act of 1933 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of New York, and State of New York on the 31st of December 2013.

Dreyfus Investment Funds

BY:	/s/ Bradley J. Skapyak*
Bradley J. Skapyak PRESIDENT

 Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Bradley J. Skapyak*	President (Principal Executive Officer)	12/31/2013
Bradley J. Skapyak
/s/ James Windels*	Treasurer (Principal Financial and Accounting Officer)	12/31/2013
James Windels
/s/ Joseph S. DiMartino*	Chairman of the Board	12/31/2013
Joseph S. DiMartino
/s/ James M. Fitzgibbons*	Board Member	12/31/2013
James M. Fitzgibbons
/s/ Kenneth A. Himmel*	Board Member	12/31/2013
Kenneth A. Himmel
/s/ Stephen J. Lockwood*	Board Member	12/31/2013
Stephen J. Lockwood
/s/ Roslyn M. Watson*	Board Member	12/31/2013
Roslyn M. Watson
/s/ Benaree Pratt Wiley*	Board Member	12/31/2013
Benaree Pratt Wiley
/s/ Francine J. Bovich*	Board Member	12/31/2013
Francine J. Bovich

*BY:	/s/ James Bitetto
James Bitetto Attorney-in-Fact

INDEX OF EXHIBITS

Exhibits

(a)(3)

Certificate of Designation for Class Y Shares of Dreyfus/Newton International Equity Fund, Dreyfus/Standish Global Fixed Income Fund, Dreyfus/Standish Intermediate Tax-Exempt Bond Fund, Dreyfus/The Boston Company Small/Mid Cap Growth Fund and Dreyfus/The Boston Company Small Cap Growth Fund.

(n)

Rule 18f-3 Plan, amended as of July 1, 2013, revised as of January 1, 2014 for Dreyfus/Newton International Equity Fund, Dreyfus/The Boston Company Emerging Markets Core Equity Fund, Dreyfus/The Boston Company Small Cap Growth Fund, Dreyfus/The Boston Company Small/Mid Cap Growth Fund, Dreyfus/The Boston Company Small Cap Value Fund, Dreyfus/Standish Intermediate Tax Exempt Bond Fund and Dreyfus/Standish Global Fixed Income Fund.